Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First PacTrust Bancorp, Inc. on Form S-3 of our report dated March 5, 2008 on the consolidated financial statements of First PacTrust Bancorp, Inc. and the effectiveness of internal control over financial reporting appearing in the 2007 Form 10-K of First PacTrust Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Oak Brook, Illinois

December 17, 2008